Exhibit 99.1

LIQTECH INTERNATIONAL, INC. AND SUBSIDIARIES

PROFORMA FINANCIAL STATEMENTS

         The following unaudited proforma condensed consolidated balance sheet gives effect to the stock offering of 19,448,529 shares of common stock on the balance sheet of LIQTECH INTERNATIONAL, INC. as of March 31, 2018, accounting for the transaction using the assumptions described in the following notes, giving effect to the transaction, as if the transaction had occurred as of March 31, 2018. The transaction was completed on April 16, 2018. The unaudited proforma condensed consolidated balance sheet also gives effect to the conversion of 2,200,837 shares of Series A Convertible Preferred Stock, each of which converted into four shares of common stock, which occurred on May 17, 2018.

         The proforma condensed consolidated financial statements should be read in conjunction with the separate consolidated financial statements and related notes thereto of LIQTECH INTERNATIONAL, INC.

LIQTECH INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED PROFORMA CONDENSED COMBINED BALANCE SHEETS

	As of		Proforma	Proforma as of
	March, 31		Adjustment	March, 31
	2018			2018
	Unaudited
Current Assets:
Cash	$827,120	[A]	$6,002,500	$6,829,620
Accounts receivable, net	1,144,247		-	1,144,247
Other receivables	386,738		-	386,738
Contract Assets	533,927		-	533,927
Inventories	4,843,737		-	4,843,737
Prepaid expenses	126,711		-	126,711

Total Current Assets	7,862,480		6,002,500	13,864,980

Property and Equipment, net accumulated depreciation	1,810,954		-	1,810,954

Other Assets:

Investments at costs	6,198		-	6,198
Other intangible assets	2,770		-	2,770
Deposits	332,738		-	332,738

Total Other Assets	341,706		-	341,706

Total Assets	$10,015,140		$6,002,500	$16,017,640

See Notes To Unaudited Proforma Condensed Combined Financial Statements.

LIQTECH INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED PROFORMA CONDENSED COMBINED BALANCE SHEETS

	As of		Proforma		Proforma as of
	March, 31		Adjustment		March, 31
	2018				2018
	Unaudited
Current Liabilities:
Current portion of capital lease obligations	$13,866		$-		$13,866

Accounts payable	2,073,702		-		2,073,702
Accrued expenses	1,291,561		-		1,291,561

Contract Liabilities	559,954		-		559,954

Accrued income taxes payable	580		-		580

Deferred revenue / customers deposits	443,507		-		443,507

Total Current Liabilities	4,383,170		-		4,383,170

Total Liabilities	$4,383,170		$-		$4,383,170

Stockholders' Equity:
Series A Convertible Preferred Stock; par value $0.001 per share, 10,000,000 shares authorized, 2,200,837 shares issued and outstanding at March 31, 2018 and 0 shares issued and outstanding after the conversion on May 17, 2018	2,201	[B]	(2,201)		-

Common stock; par value $0.001 per share, 100,000,000 shares authorized, 44,488,670 shares issued and outstanding at March 31, 2018 and 72,740,547 shares issued and outstanding after the stock offering on April 16, 2018 and the conversion of preferred stock on May 17, 2018	44,489	[A]	28,252		72,741

Additional paid-in capital	40,517,848	[A]	6,595,252		46,494,297
		[A]	(610,000)	1
		[B]	(8,803)

Accumulated deficit	(30,004,983)		-		(30,004,983)

Deferred compensation	(61,660)		-		(61,660)

Other comprehensive income, net	(4,865,925)		-		(4,865,925)

Total Stockholders' Equity	5,631,970		6,002,500		11,634,470

Total Liabilities and Stockholders' Equity	$10,015,140		$6,002,200		$16,017,640

1)	Total offering costs related to the purchase agreement.

See Notes To Unaudited Proforma Condensed Combined Financial Statements.

LIQTECH INTERNATIONAL, INC. AND

SUBSIDIARIES

NOTES TO UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1 – LIQTECH INTERNATIONAL, INC. AND SUBSIDIARIES

The terms "Company", “us", "we" and "our" as used in this report refer to LiqTech International, Inc., a Nevada corporation organized in July 2004, (“Parent”) and its subsidiaries. The Company engages in the development, design, production, marketing and sale of liquid filters and diesel particulate air filters in United States, Canada, Europe, Asia and South America.

NOTE 2 – FUNCTIONAL CURRENCY

The functional currency of LIQTECH INTERNATIONAL, Inc. is the U.S. Dollar. The Company’s reporting currency is U.S. Dollar for the purpose of these unaudited proforma financial statements. The foreign subsidiaries balance sheet accounts are translated into U.S. dollars at the period-end exchange rates and all revenue and expenses are translated into U.S. dollars at the average exchange rates prevailing during the periods. Translation gains and losses are deferred and accumulated as a component of other comprehensive income in stockholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the statement of operations as incurred.

NOTE 3 – PROFORMA ADJUSTMENTS [A]/ PRIVATE PLACEMENT OFFERING

On April 16, 2018, the Parent effected an underwritten public offering of 19,448,529 shares of common stock, par value $0.001 per share (“Common Stock”), at a price to the public of $0.34 per share (the “Public Offering”), Total offering costs related to the Purchase Agreement were approximately $610,000. Immediately prior to the closing of the Public Offering, Parent had 2,200,837 shares of Series A Convertible Preferred Stock, par value $0.001 per share (“Preferred Stock”) and 44,488,670 shares of Common Stock issued and outstanding, and after the issuance of the 19,448,529 shares of Common Stock in the Public Offering, Parent had 2,200,837 shares of Preferred Stock, and 63,937,199 shares of Common Stock issued and outstanding, excluding 8,803,348 shares of Common Stock issued pursuant to the conversion of the Preferred Stock on May 17, 2018 (see Note 4). The Public Offering was made pursuant to a purchase agreement dated April 12, 2018 (the “Purchase Agreement”), by and between Parent and Craig-Hallum Capital Group LLC as underwriter, (the “Underwriter”) pursuant to which Parent agreed to sell, and the Underwriter agreed to purchase for resale to the public subject to the terms and conditions expressed therein 16,911,765 shares of Common Stock for proceeds to Parent of $5,750,000. The Purchase Agreement also granted the Underwriter a 30-day option to purchase an additional 2,536,764 shares, which was exercised in full by the Underwriter on April 13, 2018 for proceeds to Parent of $862,500.

NOTE 4 – PROFORMA ADJUSTMENTS [B]/ PRIVATE PLACEMENT OFFERING

On May 17, 2018, pursuant to the Certificate of Designations of the Preferred Stock, each of the 2,200,837 shares of Preferred Stock issued and outstanding converted into four (4) shares of Common Stock (the “Conversion”). The Conversion was automatic and mandatory, and following such Conversion, no shares of Preferred Stock remained outstanding. . Immediately prior to the Conversion, Parent had 2,200,837 shares of Preferred Stock and 63,937,199 shares of Common Stock issued and outstanding, and following the issuance of 8,803,348 shares of Common Stock at the time of the Conversion, Parent had 0 shares of Preferred Stock and 72,740,547 shares of Common Stock issued and outstanding.